For Release 7 a.m. EDT
Oct. 27, 2008

Trubion Reports Re-treatment Results Following Phase 1/2a and Phase 2b Studies Evaluating TRU-015
for Rheumatoid Arthritis

SEATTLE, Oct. 27, 2008 – Trubion Pharmaceuticals Inc. (NASDAQ: TRBN) today announced positive data from a Phase 1/2a study demonstrating that repeat administration with TRU-015 continues to produce persistent responses and significant improvements in rheumatoid arthritis (RA) signs and symptoms based on American College of Rheumatology (ACR) criteria. Trubion also announced positive results following preliminary analyses from a Phase 2b study in which patients have received one course of re-treatment with 800 mg of TRU-015. TRU-015 is being developed by Wyeth Pharmaceuticals in collaboration with Trubion.

TRU-015 Phase 1/2a Re-treatment Data: Re-treatment Administered Every 24 Weeks for 2 Years Produces Well-Tolerated and Consistent Results
Re-treatment data from the Phase 1/2a study (15001) were presented on Oct. 26, 2008, in a poster session at the ACR 2008 Annual Meeting in San Francisco. Patients treated with a single course of TRU-015 at 5 mg/kg or higher in a previously conducted Phase 1/2a study (15001) were eligible for re-treatment. Patients given an initial dose of 5 mg/kg received a single infusion of 5 mg/kg upon re-treatment and those given higher doses of TRU-015 received a single infusion of 15 mg/kg upon re-treatment. Patients were eligible for repeat therapy at 24-week intervals.

Thirty-eight patients entered the Phase 1/2a re-treatment study; some patients have received as many as seven courses of TRU-015 at the time of this assessment. At 24 weeks, ACR 20, 50 and 70 response rates for 18 patients that have received their third re-treatment with 5 mg/kg or 15 mg/kg TRU-015 were 50%, 17% and 11%, respectively. Ongoing patient evaluations demonstrated maintenance of ACR responses following administration of a single dose of TRU-015 at six-month intervals along with B-cell depletion and recovery following re-treatment, comparable to results seen after initial treatment.

Results from the Phase 1/2a re-treatment study also indicated total serum IgG levels were relatively preserved. In addition, subjects treated with three or more courses of therapy experienced persistent decreases in rheumatoid factor and IgM levels. Re-treatment with TRU-015 did not result in an increase in any adverse events compared with the initial infusion, and the re-treatment infusions were well-tolerated. No neutralizing antibodies to TRU-015 had been detected at the time of this assessment.

TRU-015 Phase 2b Re-treatment Data
A separate Phase 2b study (15002) is also ongoing. The initial treatment results were presented last year. Re-treatment data from study 15002 were not available in time to present at ACR but will be submitted for presentation in a future peer-reviewed forum. The objective of the two ongoing re-treatment studies is to evaluate the safety; tolerability; pharmacodynamics (PD), specifically, B-cell depletion over time; pharmacokinetics; and immunogenicity of repeat doses of TRU-015 for RA following initial administration.

Two hundred and forty patients entered the open-label re-treatment portion of the Phase 2b study (15002) and received 800 mg of TRU-015. Data was available for all 240 patients at the time of this evaluation, of which 204 patients were rheumatoid factor (RF) positive. Under the study protocol, the efficacy endpoint was based on all randomized RF-positive subjects who received any portion of study drug.

Based on the initial treatment results from studies 15001 and 15002, the selected dose for re-treatment in 15002 and additional studies is 800 mg. Preliminary analyses demonstrate that at 24 weeks, ACR 20, 50 and 70 response rates for patients in the initial 800 mg dose group (n=43) who were subsequently re-treated with 800 mg of TRU-015 were 70%, 40% and 23%, respectively. Re-treatment with TRU-015 was generally well-tolerated. The safety and PD effects after re-treatment were comparable to those seen after initial therapy.

“We are very pleased with the results from the first course of re-treatment under the Phase 2b study protocol,” said Peter Thompson, M.D., FACP, president, CEO and chairman of Trubion. “These data demonstrate improvement in RA signs and symptoms and, combined with data from more than 130 re-treatment courses administered over two years under the Phase 1/2a study, continue to validate TRU-015 as a potential therapy for the treatment of RA.”

About Trubion
Trubion is a biopharmaceutical company that is creating a pipeline of novel protein therapeutic product candidates to treat autoimmune and inflammatory diseases and cancer. The company’s mission is to develop a variety of first-in-class and best-in-class product candidates, customized for optimal safety, efficacy and convenience that it believes may offer improved patient experiences. Trubion’s current product candidates are novel single-chain protein, or SMIP™, therapeutics, and are designed using its custom drug assembly technology. Trubion’s product pipeline includes CD20-directed SMIP therapeutics such as TRU-015 and SBI-087 for autoimmune and inflammatory diseases, developed under the company’s collaboration with Wyeth Pharmaceuticals. Trubion’s product pipeline also includes Trubion’s proprietary product candidate, TRU-016, a novel CD37-targeted therapy for the treatment of B-cell malignancies that is currently in Phase 1/2 clinical evaluation. In addition to Trubion’s current clinical stage product pipeline, the company is also developing additional product candidates that build on its product development experience. More information is available in the investors section of Trubion’s website: http://www.trubion.com/investors.

Forward-Looking Statements
Certain statements in this release may constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These statements include, but are not limited to, those related to the company’s future clinical development programs and the timing thereof, the company’s future regulatory filings and the timing and outcome thereof and the company’s expected financial and operating results. These statements are based on current expectations and assumptions regarding future events and business performance and involve certain risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, the risk that significant improvement in RA signs and symptoms will not be observed after further re-treatment with TRU-015, risks associated with the company’s Wyeth collaboration, including Wyeth’s control over development timelines, the risks that the Company is unable to advance its clinical development programs and regulatory applications and action at the rate it expects, the risk that the Company does not achieve the financial and operating results it expects, and such other risks as identified in the company’s quarterly report on Form 10-Q for the period ended June 30, 2008, and from time to time in other reports filed by Trubion with the U.S. Securities and Exchange Commission. These reports are available on the Investors page of the company’s corporate website at http://www.trubion.com. Trubion undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

TRBN-G

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Contact:
Jim DeNike
Senior Director, Corporate Communications
Trubion Pharmaceuticals Inc.
(206) 838-0500
jdenike@trubion.com
http://www.trubion.com

Waggener Edstrom Worldwide Healthcare
Amy Petty
Senior Account Executive
(617) 576-5788
amyp@waggeneredstrom.com